Exhibit 10(b)(v)

FOURTH AMENDMENT

TO

TI SUPPLEMENTAL PENSION PLAN

TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas, hereby adopts this Fourth Amendment to the TI Supplemental Pension Plan (the “Plan”). This Fourth Amendment to the Plan shall be effective immediately. Except as hereby amended by this Fourth Amendment, the Plan, as previously amended, shall continue in full force and effect.

The First sentence of section 5-2 is amended and restated in its entirety to read as follows:

“The Plan shall be administered by an Administrator or Administrators appointed by the Compensation Committee or its delegate.”

IN WITNESS WHEREOF, Texas Instruments Incorporated has caused this instrument to be executed by its duly authorized officer on this 21st day of November, 2003.

Texas Instruments Incorporated

By:	/s/ STEPHEN H. LEVEN

Stephen H. Leven

Its:	Senior Vice President-Human Resources